                                 EXHIBIT 10.1

                             INFORMATION STATEMENT

                      W.R. CARPENTER NORTH AMERICA, INC.

        Consent and Waiver of Compliance under the Indenture Governing its 10 5/8% Senior Subordinated Notes Due 2007

SUBJECT TO THE CONDITIONS DESCRIBED HEREIN, THE COMPANY WILL ACCEPT ALL CONSENTS (AS DEFINED BELOW) RECEIVED PRIOR TO 5:00 P.M., NEW YORK TIME ON SEPTEMBER 22, 2000 (THE "EXPIRATION DATE"). IF THE REQUISITE NUMBER OF CONSENTS ARE NOT RECEIVED BY THE EXPIRATION DATE, THE COMPANY MAY ELECT TO CONTINUE TO ACCEPT ADDITIONAL CONSENTS UNTIL THE REQUISITE NUMBER OF CONSENTS HAVE BEEN RECEIVED. CONSENTS MAY BE REVOKED AT ANY TIME PRIOR TO THE COMPANY'S RECEIPT OF THE REQUISITE NUMBER OF CONSENTS.

W.R. Carpenter North America, Inc., a Delaware corporation (the "Company"), is furnishing this Information Statement and the accompanying form of consent and waiver (the "Consent") to holders of record (the "Noteholders") on September 1, 2000 (the "Record Date") of its 10 5/8% Senior Subordinated Notes Due 2007 (the "Notes"), in connection with the consent and waiver of compliance regarding certain provisions of the indenture dated as of June 10, 1997 (the "Indenture") among the Company, certain guarantors, and U.S. Trust Company of California, N.A., as Trustee (the "Trustee").

The Consent would waive any events of noncompliance and default under the Indenture that would occur in connection with the proposed sale by the Company (the "Horizon Transaction") of its wholly-owned subsidiary, Horizon High Reach, Inc. ("Horizon") to United Rentals (North America), Inc. ("United") as a result of the Company receiving less than 85% of the consideration from the sale of Horizon in the form of cash or temporary cash investments, and otherwise would consent to the Horizon Transaction.

United is a wholly-owned subsidiary of United Rentals, Inc., a New York Stock Exchange-listed company.

A copy of the form of Consent is attached to this Information Statement as Exhibit A. Capitalized terms used but not defined in this Information Statement have the meanings set forth in the Indenture.

Approval of the Consent requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes, provided that Notes owned by the Company or any of its affiliates will be disregarded as though they were not outstanding (the "Requisite Consents"). The Company and its affiliates currently own $60.85 million in aggregate principal amount of the Notes.

Duly executed Consents should be sent to U.S. Trust Company, N.A., as Trustee, by facsimile to (646) 458-8123, followed by hand delivery or overnight courier of the original to:


                        BY HAND                                      BY OVERNIGHT COURIER OR FACSIMILE
                        -------                                      ---------------------------------
       U.S. Trust Company, National Association                  U.S. Trust Company, National Association
      c/o United States Trust Company of New York               c/o United States Trust Company of New York
               30 Broad Street, B Level                                 30 Broad Street, 14th Floor
                Corporate Trust Window                                   New York, NY  10004-2304
               New York, NY  10004-2304                              Attn:  Corporate Trust Operations

In no event should a Noteholder tender or deliver Notes.

If you require assistance, please contact the Trustee at (800) 548-6565 or Graham D. Croot, Chief Financial Officer of the Company at (559) 353-3953. The Company has made no arrangements and has no understanding with any dealer, salesman or person regarding the Consents. No person has been authorized by the Company to give any information or to make any representations in connection with the Consents other than those contained herein, and, if given or made, such other information or representations must not be relied upon as having been authorized. The delivery of this Information Statement shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                                 -------------

The request for Consents is not being made to, nor will the Company accept Consents from, Noteholders in any jurisdiction in which the request would not be in compliance with the securities or Blue Sky laws of such jurisdiction.


                                   BACKGROUND

The Horizon Transaction

On August 10, 2000, the Company entered into a letter of intent (the "Letter of Intent") with United pursuant to which the Company agreed to sell all of the outstanding capital stock of Horizon to United for an aggregate consideration of $90 million (subject to certain adjustments) pursuant to definitive agreements (the "Horizon Transaction Documents"). The Letter of Intent provides for a purchase price comprised of (i) approximately $50 million payable in cash upon the closing of the Horizon Transaction, and (ii) two unsecured senior promissory notes (the "United Notes"), with an aggregate original principal amount of approximately $40 million. Consummation of the Horizon Transaction is subject to, and will not take place without, applicable regulatory and governmental approvals and other conditions, including the receipt by the Company of the Requisite Consents. The Company intends to use the cash proceeds from the Horizon Transaction to repay senior indebtedness of its subsidiaries and for general corporate purposes as permitted under the Indenture. To facilitate the Company's cash flow from this transaction, the Company may market and sell one or both of the United Notes for cash to potential buyers, subject to applicable securities laws and other considerations (including, but not limited to, market conditions and restrictions on the transferability of the United Notes, as further described below).

The United Notes

One of the United Notes (the "First Note") will be a senior unsecured promissory note paying interest quarterly throughout its term at 10.20% per annum, with all outstanding principal due at maturity. The original principal amount of the First Note will be approximately $20 million. The First Note will not be subject to any adjustment in principal amount and will be immediately marketable by the Company. The other United Note (the "Second Note") also will be a senior unsecured promissory note in an original principal amount of approximately $20 million, bearing interest at 10.20% per annum. The Second Note will be payable in quarterly installments as follows: the first six installments will be payments of interest only, and the remaining 14 installments will be comprised of payments of interest and amortize 100% of the principal over the balance of the term, with all outstanding principal and interest due at maturity. The principal amount of the Second Note will be subject to increase or decrease as a result of potential post-closing adjustments to, and setoffs against, the Second Note. The Second Note also will not be marketable by the Company until approximately 18 months after the Horizon Transaction closes.

The Company intends to use the proceeds that it receives from the sale or prepayment of any of the United Notes for general corporate purposes as permitted by the Indenture.

Each of the United Notes will constitute senior indebtedness of United, pari passu with all other existing and future senior obligations of United and senior to all subordinated indebtedness of United. Upon a change in control of United, all outstanding principal and interest under each of the United Notes will be immediately due and payable. In addition, United will have the right to prepay each of the United Notes at any time without premium or penalty and the obligation to prepay under certain other circumstances.

Release of Horizon as Guarantor

In accordance with Section 11.04 of the Indenture, upon consummation of the Horizon Transaction, Horizon will be released from all of its obligations under
Section 11 of the Indenture and its Guarantee.

                         NONCOMPLIANCE WITH INDENTURE

Limitation on Certain Asset Sales

Under Section 4.10(ii) of the Indenture, the Company may not consummate an Asset Sale (as defined in the Indenture) unless, among other things, at least 85% of the consideration that the Company receives for the assets being sold is in the form of cash or Temporary Cash Investments (as defined in the Indenture). In the Horizon Transaction, the Company will receive approximately $50 million of the approximately $90 million purchase price in cash, which will be less than the 85% required by Section 4.10(ii) of the Indenture.

If not waived by a majority in aggregate principal amount of the outstanding Notes (excluding Notes owned by the Company or any of its affiliates), the Company's failure to cure, within 60 days following receipt of notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes outstanding, its noncompliance with Section 4.10(ii) of the Indenture would result in an Event of Default under Section 6.01(3) thereof, entitling the Noteholders to accelerate the debt.

                              TERMS OF THE CONSENT

If approved, the Consent would waive compliance by the Company with the provisions of Section 4.10(ii) of the Indenture in connection with the receipt of the purchase price for the Horizon Transaction, and would otherwise consent to the Horizon Transaction.

                              THE CONSENT PROCESS

Procedure for Giving Consents

Noteholders wishing to waive compliance with Section 4.10(ii) of the Indenture and consent to the Consent should complete, sign, and date the accompanying form of Consent (or a facsimile thereof) in accordance with the instructions set forth herein and in the Consent and forward or hand deliver such Consent to the Trustee on behalf of the Company at the appropriate address as set forth therein.

Noteholders NOT wishing to waive compliance with Section 4.10(ii) of the Indenture and consent to the Consent should mark the "Does Not Consent" box and forward or hand deliver such Consent to the Trustee on behalf of the Company at the appropriate address as set forth therein.

An "Accepted Consent" is a properly completed Consent executed by the Noteholder of record on the Record Date (or the Noteholder's legal representative or attorney-in-fact) that is (a) timely received by the Trustee on behalf of the Company, and not thereafter revoked as provided herein and (b) accepted by the Company in accordance with the provisions and subject to the terms and conditions set forth in this Information Statement.

Only a registered Noteholder on the Record Date (or the Noteholder's legal representative or attorney-in-fact) may deliver a Consent. Except as provided below, any beneficial owner of Notes who is not the registered holder of such Notes must arrange with the registered holder to execute and deliver a consent on the beneficial owner's behalf.

CONSENTS SHOULD BE SENT TO THE TRUSTEE BY FACSIMILE, FOLLOWED BY DELIVERY OF THE ORIGINAL BY HAND OR BY OVERNIGHT COURIER. IN NO EVENT SHOULD A NOTEHOLDER TENDER OR DELIVER NOTES.

Consents should be delivered by facsimile with the original to follow by mail, overnight express or hand to the Trustee at the address set forth herein and in the Consent.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Consents will be resolved by the Company, whose determination shall be final and binding. The Company also reserves the right to waive any irregularities or conditions of delivery as to particular Consents. Neither the Company nor the Trustee shall be under any duty to give notification of any such irregularities or waiver. Deliveries of such particular Consents will not be deemed to have been made until such irregularities have been cured or waived.

Revocation of Consents

Section 9.04 of the Indenture provides that Consents may be revoked only before the date the Consent becomes effective. Prior to such time, Consents may be revoked upon receipt by the Company of a notice of revocation by a Noteholder on the Record Date. The notice of revocation must indicate the serial number or numbers of the Notes to which such revocation relates (or information sufficient to enable the Company to identify such Notes), as well as the aggregate principal amount represented by such Notes. A properly executed Consent with the "Does Not Consent" box marked, submitted in accordance with the foregoing procedures, will be treated as a revocation of the Consent regarding the Notes to which it relates. A Noteholder on the Record Date who has delivered a revocation may thereafter deliver a new Consent in accordance with the terms set forth in this Information Statement. Except as discussed above, a Consent given by a holder of any Note shall be conclusive and binding upon such holder and upon all future holders and owners of such Note, and of any Note issued in exchange for or in substitution therefor, whether or not any notation in regard thereto is made on such Note. A revocation of a Consent shall be deemed to be canceled by a subsequent delivered properly completed and executed Consent relating to the same Note or Notes, if such subsequent Consent is given by the same Noteholder of record.

Effective Date of the Consent

The Consents will be effective as of the date that the Company receives the Requisite Consents.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The Company does not believe that the grant of the Consent, if approved, would result in any tax consequence to the Noteholders for Federal income tax purposes. Each Noteholder is, however, urged to consult with its tax advisor as to any potential tax consequences to it resulting from the Consent (including consequences resulting from the application of any state, local or foreign income or other tax laws).


                    ADDITIONAL INFORMATION ABOUT THE COMPANY

W.R. Carpenter North America, Inc. is subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has previously furnished to the Noteholders the Company's Annual Report on Form 10-K for its fiscal year ending June 27, 1999, which, among other matters, contains a description of the Company's business and its consolidated financial statements, and the Company's Quarterly Report on Form 10-Q for its fiscal quarter ending March 26, 2000. Information as of particular dates concerning the Company's directors and officers, the remuneration of such persons and any material interest of such persons in transactions with the Company, as the case may be, is set forth in other reports filed with the Commission. Such reports and other information may be inspected and copies may be obtained at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

Such reports and other information may also be obtained from the Company.

                             DELIVERY OF CONSENTS

Noteholders on the Record Date who wish to consent to the proposed Consent should either (1) complete and sign the Consent (or a facsimile thereof) and forward it by facsimile to the Trustee or (2) request their broker, bank or trust company or nominee to do so on their behalf. Requests for additional copies of this Information Statement and the Consent should be directed to the Trustee at the address and telephone and facsimile numbers listed below.

                           -------------------------



                          Consents Should Be Sent To:


                        BY HAND                                      BY OVERNIGHT COURIER OR FACSIMILE
                        -------                                      ---------------------------------
       U.S. Trust Company, National Association                  U.S. Trust Company, National Association
      c/o United States Trust Company of New York               c/o United States Trust Company of New York
               30 Broad Street, B Level                                 30 Broad Street, 14th Floor
                Corporate Trust Window                                   New York, NY  10004-2304
               New York, NY  10004-2304                              Attn:  Corporate Trust Operations

                                   EXHIBITS


A - Form of Consent and Waiver

                              CONSENT AND WAIVER

Reference is made to the Indenture ("Indenture") dated as of June 10, 1997 by and among W. R. Carpenter North America, Inc. (the "Company"), the Guarantors named therein, and U.S. Trust Company of California, N.A., as trustee. Capitalized terms used herein have the meanings set forth in the Indenture unless otherwise defined herein.

Pursuant to a letter of intent ("Letter of Intent") dated August 10, 2000 by and between the Company and United Rentals (North America), Inc. ("United"), the Company has agreed to sell all of the outstanding common stock of Horizon High Reach, Inc. to United (the "Horizon Transaction"), subject, among other things, to receiving this consent and waiver (without revocation) from holders representing the majority in aggregate principal amount of the outstanding Notes.

The undersigned, who represents and warrants to the Company that it is a Noteholder of the Company's notes as of September 1, 2000, hereby:

[Please check only one box]

[_]    CONSENTS

[_]    DOES NOT CONSENT

       and waives compliance by the Company with the provisions of Section 4.10(ii) of the Indenture in connection with the closing of the Horizon Transaction and otherwise consents to the Horizon Transaction.


----------------------------        -------------------------------------------
Principal Amount of Notes Held      Name of Noteholder:
                                    Name of Noteholder Signatory:
                                    Title:

Please fax this executed Consent prior to September 22, 2000 to U.S. Trust Company, N.A., as Trustee, Facsimile: (646) 458-8123, Telephone: (800) 548-6565, followed by hand delivery or overnight courier of the original to:

                        BY HAND                                      BY OVERNIGHT COURIER OR FACSIMILE
                        -------                                      ---------------------------------
       U.S. Trust Company, National Association                  U.S. Trust Company, National Association
      c/o United States Trust Company of New York               c/o United States Trust Company of New York
               30 Broad Street, B Level                                 30 Broad Street, 14th Floor
                Corporate Trust Window                                   New York, NY  10004-2304
               New York, NY  10004-2304                              Attn:  Corporate Trust Operations

                                       7